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                                                                   EXHIBIT 10.40

                            A.D.A.M. SOFTWARE, INC.

                         PUBLISHING/DEVELOPER AGREEMENT

         THIS PUBLISHING/DEVELOPER AGREEMENT (this "Agreement") is made and entered into as of November 30, 1995, by and between A.D.A.M. SOFTWARE, INC. ("ADAM"), a Georgia corporation having its principal place of business at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328, and J.S.K., INC., D/B/A MEDICAL-LEGAL ILLUSTRATIONS ("MLI"), a Georgia corporation, having its principal place of business at 1600 RiverEdge Parkway, Suite 700, Atlanta, Georgia 30328.


                                    RECITALS

         ADAM is the owner of certain interactive multimedia computer software products which illustrate the various anatomical structures of the human body, simulate dissection of the human body through use of various tools and methods contained in the products, provide descriptive and illustrative information relating to anatomical structures and physiological functions displayed by the products, and allow for the organization of and linking to material prepared by users of the products.

         MLI is engaged in the production of customized medical illustrations for use as demonstrative evidence by trial lawyers, primarily in medical-related civil lawsuits.

         Pursuant to the terms of the Medical-Legal Illustrations License Agreement between ADAM and MLI dated April 7, 1994 (the "MLI License Agreement"), ADAM granted to MLI the right to use images from ADAM's database of anatomical images to create Animations and Boards (as defined in the MLI License Agreement) and the right to use the "Medical-Legal Illustrations" service mark in the conduct of MLI's business.

         MLI desires to develop, and ADAM desires to publish, certain multimedia computer software products containing images owned by ADAM, specifically for the legal market, on the terms and subject to the conditions set forth in this Agreement.

         In consideration of the premises hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties, intending to be legally bound, hereby agree as follows:
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                               TERMS OF AGREEMENT

         1. CERTAIN DEFINITIONS. As used in this Agreement, the following defined terms have the meaning specified below:

                 1.1 "ADAM Images" means anatomical illustrations contained in the database of illustrations maintained by ADAM.

                 1.2 "Alpha Stage" means a working model or prototype. At the Alpha Stage, the potential risk that the software code will not do what is expected has been resolved.

                 1.3 "Beta Stage" means the point in a Product's development at which all functionality is complete (there are no specifications which are not yet implemented), all content is complete and implemented in the Product, and the software code is essentially complete, but not all bugs have been resolved. All major functional pieces of the Product work, and all user interface features are in place and work. The Product's program may have many problems that cause it to be unstable, such as major operating failures (crashes) and installation problems. The remaining tasks prior to shipment include full functionality testing, with subsequent bug fixing by engineers to fix all identified problems. Thus, testing and bug fixing is not complete and continues all the way up to product release.

                 1.4 "COGS" means the cost-of-goods-sold incurred by ADAM in producing a Product, determined by ADAM in accordance with generally accepted accounting principles, as provided in writing by ADAM to MLI from time to time.

                 1.5 "Content" means illustrations, pictures, images, animations, video, sound, text, and other material.

                 1.6 "Legal Market" means potential customers who are attorneys or entities providing services to attorneys who acquire Products for use in developing demonstrative evidence (boards and animations) in connection with lawsuits and other legal dispute resolution mechanisms.

                 1.7 "Marketing Materials" means all materials used by MLI in connection with the marketing and promotion of Products, including without limitation, Product packaging (including box design, jewel case liners and CD-ROM artwork), marketing software, print materials, marketing messages and Product names.

                 1.8 "Programming" means computer programming incorporated in Products.


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                 1.9      "Product" means a multimedia computer software product
created by MLI utilizing ADAM Images, which is authorized under the terms of this Agreement. The Product may also include a companion videocassette recording of the Content of the multimedia software Product (a "Companion
Video") which is intended for distribution solely with copies of the multimedia software Product. In no event may a copy of a Companion Video be sold or otherwise distributed separately from a copy of the multimedia software Product.

                 1.10 "Prototype" means the first draft of the Product, including its Content, features and functionality (though it will generally not include all of the functionality of the final Product).

                 1.11 "Royalty Base" means an amount equal to one-half of the suggested retail price of a Product, as agreed by ADAM and MLI.


         2.      LICENSE.

                 2.1 Subject to the provisions of Paragraph 2.2 and the prior written approval of ADAM in accordance with Paragraph 2.3, ADAM hereby grants to MLI and MLI hereby accepts a non-exclusive, non-transferable license
(i) to make and modify copies of the ADAM Images, solely in the creation of Products, and (ii) to distribute copies of the Products obtained from ADAM solely in the United States and Canada.

                 2.2 MLI's license to use the ADAM Images is subject to the following conditions:

                 (a) Each Product must be created by MLI solely for the Legal Market, or other markets specifically authorized in advance in writing by ADAM, and copies of such Products may not be distributed, delivered, furnished or otherwise provided by MLI to any person or entity other than the Legal Market.

                 (b) Each Product must be intended solely for internal use by such Legal Market customer (or customer of other markets specifically authorized in advance in writing by ADAM) and its employees in connection with the conduct of the customer's business or the delivery of legal services.

                 (c) Any resale or distribution of a Product by such Legal Market customer shall be expressly prohibited.




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                 (d)      Each Product shall be subject to the terms and
         conditions of an end-user license agreement substantially in the form of Exhibit A which protects the proprietary rights of ADAM in the Product and restricts the copying and use of the Product and its Content.

                 (e) Prior to producing any Product, MLI must first obtain the written consent of ADAM (in the sole discretion of ADAM) in accordance with the provisions of Paragraph 2.3 below.

                 (f) MLI agrees to notify ADAM periodically (but not less than twice per year), or upon ADAM's request, for information regarding MLI's development activities in the Legal Market and MLI's plans with respect to Products.


                 (g) Representatives of MLI will obtain ADAM Images required in connection with the production of a particular Product from ADAM's database of images using procedures mutually agreed upon by the parties (and which are designed to protect ADAM's proprietary interest in the ADAM Images). Such representatives will not copy any images other than the particular images needed in connection with the production of a specific Product. MLI will not make more than one copy of any image copied from the ADAM database of images as contemplated above. The copied images may then be used to create the Product. All images utilized in the Product or in the production of the Product will then be returned to ADAM, as contemplated in Paragraph 7.1 below, by means mutually agreed upon by the parties. MLI will in no event retain copies of the ADAM Images originally copied from the ADAM database of images, or of any images produced using the ADAM Images once a product has been completed. In no event will MLI permit any third party to have access to any electronic copies of any ADAM Images copied from the ADAM database of images or of images created in connection with the production of the Product (for example, a copy of such an image on optical disk), except for copies distributed as an integral part of Products distributed as authorized under this Agreement, and except for copies to Authorized Subcontractors (as defined in Paragraph 3.14) who are given access to images solely for use in the development of a Product pursuant to Paragraph 3 below.

                 (h) MLI shall use the ADAM images solely for internal purposes in connection with the development of Products and in the production of Marketing Materials for use in the marketing and promotion of Products, and not for any other purpose.



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                 (i)      It is expressly understood and agreed that MLI will
         not have the right to make copies of any Product, and MLI shall prohibit any other person or entity (including without limitation MLI customers) from copying Products; provided that (1) MLI will have the right to make copies of Content from Products solely as needed to create Marketing Materials for the Products and (2) MLI will have the right to make a single copy of an Alpha Stage version of the Product to furnish to a Primary Physician expert reviewer for review and evaluation during the development process as contemplated in Paragraph 4 (subject to execution by the physician reviewer of an appropriate confidentiality and non-disclosure agreement in form furnished by
         ADAM).

                 (j) All Marketing Materials shall be accompanied by ADAM's copyright notice in form specified by ADAM.

         2.3     (a)      MLI shall submit a written specification (in
         accordance with the outline set forth in Exhibit B) for each Product which MLI desires to create and shall obtain the written approval of ADAM prior to undertaking the development of any such Product. ADAM shall have the sole right to approve or to disapprove any such proposed Product, in the sole and absolute discretion of ADAM. If ADAM elects to reject a proposed Product, ADAM will notify MLI of the reasons for such rejection. ADAM will make a good faith effort to review proposals for Products submitted by MLI and to respond to MLI with its decision within thirty (30) days.

                 (b) Such written proposals for Products (including specifications for the proposed Product) required under Paragraph 2.3(a) above shall be submitted by MLI to ADAM at the address of ADAM specified above, Attention: Stephanie Calabrese, with separate copies of the transmittal letter (only) for such proposals to be addressed to the attention of each of (i) ADAM's Vice President, Production, Greg Swayne, at the address of ADAM specified above, (ii) ADAM's Vice President, Sales and Marketing, Cary Chandler, at the address of ADAM specified above, and (iii) to ADAM's counsel, William G. Roche, King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303.

         2.4 ADAM grants to MLI a nonexclusive, non-transferable, royalty-free license and right to use the mark "A.D.A.M." or "Published by A.D.A.M. Software, Inc." (the "Marks") solely in the marketing, advertising and promotion of Products in the United States and Canada, in accordance with Paragraph 4 of this Agreement, as approved in writing by ADAM.





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  2.5     The license to use the Marks is subject to the following conditions:

                 (a) MLI shall ensure that the Marks are used solely in Marketing Materials prepared in accordance with the terms hereof in connection with the marketing and promotion of Products. Any such display of the marks shall be made in accordance with the "Trademark Usage Guidelines" furnished by ADAM from time to time (the current guidelines are attached as Exhibit C). The Marks shall, at all times, remain ADAM's exclusive property. MLI will not adopt or use a mark that is confusingly similar to the Marks. Upon termination of this Agreement for any reason, MLI will promptly cease all use of the Marks.

                 (b) ADAM shall have the right to review and approve all Marketing Materials, including, without limitation, box designs, CD-ROM artwork, Product names and print materials, prepared by MLI. MLI must submit to ADAM all packaging materials (including box design, jewel case liners and CD-ROM artwork), together with samples of all other marketing or promotional pieces prepared by MLI. ADAM will make a good faith effort to review materials submitted by MLI and to respond to MLI with its decision within fourteen (14) days.

                 (c) MLI agrees that if it "bundles" its services with sales of Products or runs promotions involving services and copies of such Products, MLI will make it clear to the customer that MLI is solely responsible for such services and that ADAM will have absolutely no liability or obligation with respect thereto.

                 (d) MLI will not, in any event, hold itself out as having the authority to bind ADAM or to create any liability or obligation binding on ADAM, nor will MLI take (or omit to take) any other action, the effect of which would be to create any liability on the part of ADAM.


         3.      DEVELOPMENT UNDERTAKING.

            3.1 MLI agrees to undertake the design, development, and technical Alpha Stage testing of Products for both Macintosh and Windows platforms (including all current versions of such platforms specified by ADAM, such as Win 95 and Win 3.1). MLI will be responsible for doing initial market research for a proposed Product, developing initial specifications for the Product, and submitting such specifications (together with a marketing justification for the proposed Product) to ADAM for ADAM's approval in accordance with Paragraph 2.3. if approved by ADAM, MLI will be responsible for developing all Content and

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Programming as may be required for such Product.  To promote a consistent appearance and operation for all Products, all Products created by MLI must conform to the Product specifications approved by ADAM in advance, in accordance with Paragraph 2.3. In addition, MLI shall provide ongoing editorial review of Products by a primary physician.

            3.2 During the course of creating any Product, MLI shall provide to ADAM Prototype versions of such Product for ADAM's review, comment, and final approval in writing. ADAM will make a good faith effort to complete its review within fourteen (14) days after receipt of a Prototype from MLI (or within thirty (30) days if ADAM elects to have external reviewers, such as potential customers, review the Prototype).

            3.3 MLI shall deliver each Product in Alpha Stage to ADAM for its review and evaluation with (1) potential customers, (2) anatomical or physician reviewers, and/or (3) ADAM internal reviewers. ADAM will make a good faith effort to complete internal Alpha Stage review within fourteen (14) days after receipt of Alpha Stage Product from MLI and to complete external Alpha Stage review (potential customers and anatomical or physician reviewers) within thirty (30) days after receipt of Alpha Stage Product from MLI.

            3.4 MLI shall submit to ADAM a completed Beta Stage electronic copy of the Product at least thirty (30) days prior to the date on which a Product is to be golden mastered. ADAM will perform Beta Stage testing, including, without limitation:

            (a) Quality assurance testing of technical functionality for Macintosh and Windows on various hardware configurations; and

            (b)  Final content review.

ADAM will make a good faith effort to complete Beta Stage testing within thirty
(30) days after receipt of Beta Stage Product from MLI. ADAM's testing time is contingent upon MLI's ability to make changes to the Product in a timely manner so that ADAM is able to complete testing within thirty (30) days.

          It is expressly understood and agreed that the time frame specified in Paragraph 3.4 for ADAM's review of the Beta Stage version, as well as the time frames specified in Paragraphs 3.2 and 3.3 for ADAM's review of the Prototype and Alpha Stage, respectively, is based upon the nature of the products currently contemplated by the parties (including the levels of Content and functionality of such products). If Products proposed after the date of this Agreement contain materially different levels of


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Content or functionality, it may be necessary to adjust the time frames specified in Paragraphs 3.2, 3.3 and 3.4 to allow for additional review time.

            3.5 As part of its review of each Product, ADAM will conduct Editorial Review - Legal (customer review); Editorial Review - Anatomical and Medical Accuracy; Usability Testing; Online Help Review; and User Guide Review.

            3.6 If ADAM's review and evaluation at either Prototype, Alpha Stage or Beta Stage discloses problems or deficiencies in the Product as delivered by MLI, ADAM may elect to return the Product to MLI for correction of any such problems and deficiencies. MLI agrees to exercise its best efforts to correct promptly the problems and deficiencies identified by ADAM and return the corrected encoded material to ADAM for further review and evaluation within thirty (30) days, or any reasonable extension thereof, after receipt of the returned material, at which time ADAM may conduct further review and evaluation in accordance with the foregoing procedure.

            3.7 MLI and ADAM agree to prepare minor modifications and enhancements (i.e., updates) to the Product(s), upon the request of ADAM or MLI, pursuant to a mutually agreeable time schedule and specification of changes. Further, MLI and ADAM agree to negotiate in good faith to reach agreement on the preparation of any substantial enhancements to the Product(s) (i.e., upgrades), which either may request from time to time.

            3.8 MLI agrees that each and every copy of Products will include a copyright notice in form furnished by ADAM to MLI for this purpose from time to time.

            3.9 MLI also agrees to undertake the design and development of Marketing Materials, which Marketing Materials are subject to ADAM's PRIOR approval in accordance with Paragraph 2.5, and to perform initial market research with respect to proposed Products.

            3.10 The "A.D.A.M." brand name must be incorporated into the name of each Product, in the manner specified by ADAM.

            3.11 MLI will be responsible for obtaining (at MLI's expense) all third party intellectual property rights required in connection with a Product (including, without limitation, tools/environments, Programming and Content owned by third parties and incorporated in, or used in the development of, Products). MLI will furnish ADAM with copies of all license agreements with third parties at the time of delivery of the Alpha Stage copy of the Product, and ADAM will review such licenses for intellectual property rights concerns.


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            3.12  Each of ADAM and MLI will be responsible for bearing the expenses incurred by it in connection with the performance of its respective obligations under this Paragraph 3 in connection with the development of Products, and neither party will be entitled to be reimbursed by the other for such development expenses, except as specified above.

            3.13 No Product will be published until ADAM has given its final written approval, by an authorized representative of ADAM, of publication of that Product.

            3.14 In no event will MLI engage any consultant or other third party vendor to provide consulting or development services in connection with the development of a Product, without the prior written consent of ADAM. Any consultant approved in writing by ADAM (an "Approved Consultant") must first execute and deliver a consulting and non-disclosure agreement in form furnished by ADAM which provides for the assignment of all intellectual property rights to ADAM and the agreement of the consultant not to use or disclose any confidential information pertaining to the Product.

            3.15 Upon delivery of the Alpha Stage copy of the Product to ADAM, MLI will deliver a complete copy of the source code for the Product and will deliver revised and updated source code with each revision of the Product until completion. Upon final approval of the Product for publication, MLI will deliver a final, complete copy of the source code for the Product. MLI will not use such source code except as needed to support and maintain the Products in accordance with this Agreement and will not disclose the source code to any third party.


      4.    Manufacture and Distribution of Products.

            4.1 Upon final approval of a Product by ADAM pursuant to Paragraph 3, ADAM will be responsible for manufacturing of copies of the Product, including duplication of CD-ROMS, final quality assurance of duplicated CD-ROMs and production and collation of packaging. MLI shall not have the right to make copies of Products; MLI shall obtain copies of Products solely from ADAM. MLI shall order copies of Products in writing from ADAM. Copies of Products will be bulk shipped by ADAM to MLI F.O.B. ADAM's point of shipment and MLI will be responsible for fulfillment of its customers' orders.





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            4.2   Upon first publication of Products, MLI shall be credited as
"Developer" of the Product. Such credit will be noted within the Product in a location and in a manner determined by ADAM to be appropriate. In the case of Derivatives (as defined in Section 6.7), a notice to the effect that "Portions of this product were developed by "MLI" will be included.

            4.3 If, in the sole discretion and determination of ADAM, further publication and distribution of any Product would no longer be a beneficial venture, ADAM may discontinue production of the Product. However, if a Product is approved by ADAM for distribution in accordance with this Agreement and ADAM subsequently elects to discontinue further publication and distribution of that Product, MLI will have the right to continue manufacturing and distribution of such discontinued Product at the sole cost and expense of MLI. ADAM and MLI will jointly agree upon a reduced royalty to be paid to ADAM with respect to copies of Products distributed by MLI pursuant to this Section 4.3, taking into account the increased responsibilities that MLI is required to assume with respect to the distribution of those copies (such as technical support and manufacturing costs).

            4.4 MLI shall have the right to distribute copies of Products obtained from ADAM solely to the Legal Market. Any copies of Products distributed by MLI shall be distributed subject to a written license agreement, which shall protect the rights and interests of ADAM in and to the Product and shall include the provisions set forth in Exhibit A hereto, which Exhibit may be modified from time to time by ADAM, in its sole discretion, upon the giving of sixty (60) days written notice to MLI. MLI agrees to report to ADAM, promptly after discovery, all violations of such license agreements and to provide ADAM with any assistance reasonably requested by ADAM in connection with the enforcement of such license. MLI will not take any action that adversely affects ADAM's ability to enforce the license rights of ADAM.

            4.5 ADAM shall have the right to make copies of Products (and any derivative works thereof prepared by ADAM) and to distribute copies of such Products (and any derivative works thereof prepared by ADAM) directly or through its authorized agents to any and all customers, including without limitation, the Legal Market; provided that ADAM shall distribute Products to the Legal Market directly or through Lawyers Cooperative Publishing, and not through any other agent, unless mutually agreed upon.

            4.6 At the request of ADAM, MLI will incorporate into Products product demos for other A.D.A.M. products. Such product demos may not exceed twenty megabytes per Product (however, if there is additional space available on a Product's CD-ROM, ADAM will have the option of increasing the amount of space used for the demo).

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            4.7   ADAM may include with distributed copies for Products,
promotional flyers/order forms for products (such as products in the ADAM At Home Series). ADAM will be responsible for costs associated with printing the flyers for products and for collation of such flyers with each package of a Product.


      5.    Support Services

            5.1 MLI will be solely responsible for correcting any errors ("bugs") in the Products discovered after release and for furnishing appropriate fixes to ADAM. ADAM will be responsible for the cost of distributing to end-users of the Products any fixes or patches required to correct any such errors.

            5.2 ADAM will be responsible for providing support of Products, to any and all parties receiving copies of such Products, in the same manner that ADAM supports its other products. In the event of customer satisfaction issues related to MLI's sales and marketing efforts, ADAM shall refer any such party to MLI, and MLI will be responsible for resolving such issues. MLI will be solely responsible for handling returns of any defective copies and exchanges from MLI customers.

            5.3 Subject to availability of ADAM's personnel and consistent with ADAM's ongoing business, ADAM agrees to provide artistic, animation, and production services to MLI at ADAM's then-current service rates. ADAM will notify MLI of estimated time requirements and actual hourly rates and receive sign off from MLI prior to billing for ADAM services rendered.

            5.4 To facilitate MLI's ability to develop Products, ADAM may, as it deems appropriate, provide to MLI current information about and examples of ADAM's works in development, published work, newly developed work and future plans collectively referred to as "works-in-progress"). Any works-in-progress provided to MLI by ADAM, and all information relating thereto, shall be considered confidential information for purposes of Paragraph 8.

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      6.    Compensation.

            6.1 MLI shall pay to ADAM, with respect to each copy of a Product ordered by MLI from ADAM (less returns), an amount equal to COGS plus fifty percent (50%) of the Royalty Base.

            6.2 ADAM shall pay to MLI with respect to each copy of a Product sold by ADAM to any entity other than MLI (less returns), fifty percent (50%) of the Royalty Base.

            6.3 MLI and ADAM shall make payments under Paragraphs 6.1 and 6.2 on a calendar quarter basis within thirty (30) days after the last day of each calendar quarter with respect to copies of Products delivered by ADAM during such quarter. Such payments shall be accompanied by a report specifying, for each Product, the number of copies of that Product distributed during the preceding calendar quarter period, the Royalty Base and COGS applicable to that Product, and the outstanding unpaid balance (if any) with respect to distributed copies of the Product.

            6.4 In addition to the reports provided for in Paragraph 6.3, within ten days following the end of each calendar month during the term of this Agreement, MLI will deliver to ADAM a report detailing, for each Product, the number of copies of that Product distributed during the preceding month.

            6.5 MLI and ADAM each agree to make and to maintain for a period of two years after termination or expiration of this Agreement, complete books, records and accounts regarding their respective distributions of copies of Products. Each party will have the right to have an auditor of its choice examine such books, records and accounts of the other party during normal business hours, upon two (2) business days' notice, to verify payments due hereunder. If any such examination discloses that either party has not paid proper amounts due hereunder, such party shall pay to the other the amount of such underpayment. If the underpayment disclosed by the examination is greater than ten percent (10%) of the amount that was due, the party making the underpayment shall also pay or reimburse the other party for expenses incurred in connection with the examination, plus interest on past due amounts at 18% per annum.

            6.6 Any agreement under which ADAM has agreed to compensate MLI as a reseller of ADAM software shall expire in accordance with its own terms and, thereafter, if MLI wishes to act as a reseller of ADAM software products, the terms of such a relationship shall be negotiated by the parties.





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            6.7   If ADAM prepares a derivative work of a Product (a
"Derivative") and distributes copies of such Derivative, MLI will be entitled to receive a reduced royalty with respect to copies of the Derivative. The amount of that royalty will be less than the royalty payable under Section 6.2 with respect to copies of a Product; the amount of the reduction will be the amount determined by ADAM, in its reasonable judgment, required to compensate ADAM for its efforts in preparing the Derivative.

            6.8 ADAM will have the right to incorporate Derivatives as part of other products distributed by ADAM, and such ADAM products will not be considered Products or Derivatives for purposes of this Agreement. ADAM will not be required to pay any royalty to MLI with respect to any copies of Derivatives incorporated into other ADAM products. For example, if ADAM incorporates a Derivative as part of A.D.A.M.(R) Comprehensive, ADAM will not be required to pay MLI any royalty with respect to the distribution of copies of A.D.A.M. Comprehensive incorporating the Derivative.


      7.    PROPERTY RIGHTS.

            7.1 MLI acknowledges that, pursuant to the MLI License Agreement between ADAM and MLI, ADAM owns (i) the copyright in images, illustrations and animations created by or on behalf of MLI in connection with the production of Boards or Animations (as both are defined in the MLI License Agreement) using images from ADAM's database of images, and (ii) all right, title and interest (including copyright) in any anatomical or medical illustrations, animations or images created by or on behalf of MLI in connection with the production of Boards or Animations, entirely without use of any images from ADAM's database of images. To the extent that any materials incorporated by MLI in a Product are not owned by ADAM pursuant to the MLI License Agreement, MLI hereby assigns to ADAM all right, title and interest (including copyright) in and to each Product, and any and all information and materials contained in each Product (including, without limitation, all Content and Programming included in the Product). In addition, MLI agrees that it will take all actions requested by ADAM in order to confirm the assignment of copyright to ADAM as contemplated herein (including without limitation the execution and delivery of assignments in recordable form). MLI shall enter into agreements with any independent contractors or consultants who create or assist in the creation of any Product on behalf of MLI, which provide for the assignment of copyright in such Product and all materials incorporated therein to ADAM as contemplated hereunder. MLI will indemnify ADAM and hold it harmless from and against any claim by



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any party that ADAM's possession and use of any such Product infringes the rights of any third party (including, without limitation, copyright interests).

          As provided above in Paragraph 2.2(g), at least monthly, MLI will deliver to ADAM on optical disk copies of all images created by MLI in connection with the production of Products (including without limitation images created entirely without the use of ADAM Images), or will otherwise transmit such images to ADAM by electronic means. ADAM will scan such images and determine (in the sole discretion of ADAM) whether such images will be added to ADAM's database of images.

            7.2 Notwithstanding Paragraph 7.1, if any material contained in a Product is a pre-existing work of a third party (or a derivative work thereof), MLI shall advise ADAM in writing of (1) the nature of the pre-existing work; (2) its owner; (3) any restrictions or royalty terms applicable to ADAM's use of the pre-existing work; and (4) the source of MLI's authority to employ the pre-existing work in the preparation of the Product. Unless otherwise specifically agreed in writing by ADAM, MLI shall obtain (at MLI's cost and expense), for ADAM's benefit, the irrevocable, non-exclusive, worldwide, royalty-free right and license to (1) use, execute, reproduce, display, perform, distribute internally or externally, sell copies of, and prepare derivative works based upon all pre-existing works and derivative works thereof, and (2) authorize or sublicense others from time to time to do any or all of the foregoing. Upon request of ADAM, MLI will provide to ADAM copies of any licensing agreements pursuant to which MLI has obtained rights to any works to be included in Products. MLI will be responsible for displaying appropriate copyright notices, if requested, for any third-party works on Products and Marketing Materials.

            7.3 ADAM has and shall retain all right, title, and interest in and to the ADAM Images (both as independent works and as underlying works serving as a basis for any Products), and derivative works thereof, subject only to the specific licenses granted in Paragraph 2.1 and 2.2, and MLI shall neither derive nor assert any title or interest in or to licenses granted in Paragraph 2.1 and 2.2.

            7.4 As sole owner of all copyright interests in each Product, ADAM will have the exclusive works all of each of the Products (or any portion thereof). ADAM will have the sole right to register copyright in the Products with the U.S. Copyright Office and elsewhere.

      8. Confidentiality. MLI acknowledges that it will be necessary for ADAM to disclose to MLI certain Trade Secrets that have been developed by ADAM at great expense, and that have required considerable effort of skilled professionals. MLI agrees not to disclose, transfer, use, copy or allow access to any such Trade Secrets to any third parties, except with the consent of ADAM to those who have a need to know such Trade Secrets consistent with the conduct of activities contemplated and authorized hereunder and who have undertaken a written obligation of confidentiality and limitation of use. In no event will MLI disclose such Trade Secrets to any competitors or potential competitors of ADAM.

      As used herein, the term "Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially valuable and not generally known in the industry. The obligations of this Paragraph 8 shall survive this Agreement and continue for so long as the material remains a Trade Secret.

      9.    Limited Warranty,

            9.1 ADAM warrants that it owns, or has the right to license use of, the ADAM Images supplied hereunder and that it has full power and authority to grant the licenses granted by this Agreement to MLI without the consent of any other person; and that exercise of the licenses set forth in Paragraph 2 will not constitute an infringement or other violation of any trade secret, copyright, or United States patent of any third party.

            9.2 MLI warrants that it owns the Programming and any content other than ADAM Images that MLI incorporates in Products ("MLI Content") and that it has full power and authority to enter into this Agreement with ADAM and to perform its obligations hereunder (including, without limitation, its obligation to assign all copyright interests in the Products to ADAM in accordance with Paragraph 7) without the consent of any other person; and that use, copying, and licensing of Products will not constitute an infringement or other violation of any trade secret, copyright, or United States patent of any third party.

            9.3 THE LIMITED WARRANTIES SET FORTH IN PARAGRAPHS 9.1 AND 9.2 ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

      10.   LIMITATION OF LIABILITY.

            10.1 MLI acknowledges and agrees that except as set forth in this Agreement, ADAM, any affiliate or any of their respective officers, directors, employees, shareholders or representatives will have no liability to MLI or to any third party in warranty, contract, negligence, strict tort or otherwise, regarding any defects in design, development, production, performance or compatibility of any Product, or with regard to any use of or inability to use the ADAM Images.

            10.2 MLI further acknowledges and agrees that in no event will ADAM, any affiliate or any of their officers, directors, employees, shareholders or representatives be liable to MLI or any third party for any special, indirect, incidental or consequential damages in any way pertaining to any Products, ADAM Images or this Agreement even if ADAM has been notified of the possibility or likelihood of such damages occurring.

            10.3 ADAM acknowledges and agrees that except as set forth in this Agreement, MLI, any affiliate or any of their respective officers, directors, employees, shareholders or representatives will have no liability to ADAM or to any third party in warranty, contract, negligence, strict tort or otherwise, regarding any defects in design, development, production, performance or compatibility of any Product.

            10.4 ADAM further acknowledges and agrees that, except as provided in Paragraph 11.2 below, in no event will MLI, any affiliate or any of its respective officers, directors, employees, shareholders or representatives, be liable to ADAM or any third party for any special, indirect, incidental or consequential damages in any way pertaining to any Product or this Agreement, even if MLI has been notified of the possibility or likelihood of such damage occurring.


      11.   INDEMNIFICATION.

            11.1 ADAM agrees to indemnify and hold harmless MLI, its corporate affiliates, and any employee or agent thereof (each of the foregoing being referred to in this Paragraph 11.1, individually, as an "Indemnified Party") from and against any and all claims, demands and liabilities of whatever nature and all costs and expenses (including attorneys' fees) suffered or paid by MLI for the violation of any third party's trade secrets, copyrights, or United States patents, arising from the use, copying, or licensing of the ADAM Images as provided for herein. ADAM may, at its option, conduct the defense in any such third party action arising as described herein and the Indemnified Party shall fully cooperate with such defense. This indemnification is limited to the ADAM Images delivered to MLI and does not cover third party claims arising from modifications or derivative works (including those elements of any Product originally created by MLI) prepared by MLI. This obligation of indemnification shall survive termination or expiration of this Agreement.

            11.2 MLI agrees to indemnify and hold harmless ADAM, its corporate affiliates, and any employee or agent thereof (each of the foregoing being referred to in this Paragraph 11.2, individually, as an "Indemnified Party") from and against any and all claims, demands and liabilities of whatever nature and all costs and expenses (including attorneys' fees) suffered or paid by ADAM for the violation of any third party's trade secrets, copyrights, or United States patents, arising from the use, copying, or licensing of Products, or in connection with any claim or action arising from or related to the acts or omissions of MLI in creation, distribution, or support of Products. This obligation of indemnification shall survive termination or expiration of this Agreement.


      12.   Term and Termination.

            12.1 This Agreement shall be effective as of the date first set forth above and shall continue thereafter for an initial term ending July 15, 1997, unless terminated earlier as provided herein. The parties may agree to renew this Agreement for a mutually agreeable term. Notwithstanding the foregoing, this Agreement will automatically terminate upon any termination of the MLI license Agreement. The provisions of Paragraphs 1, 7, 8, 9, 10, 11, 12 and 13 shall survive any termination of this Agreement.

            12.2 Either party may terminate this Agreement upon thirty (30) days written notice, for cause, whereupon all rights, licenses and obligations hereunder shall terminate, except for those obligations set forth in Paragraphs 1, 7, 8, 9, 10, 11, 12 and 13, which shall continue in full force and effect.

      13.   General Terms.

            13.1 Nothing in this Agreement shall be construed to constitute MLI as a partner, employee or agent of ADAM, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

            13.2 This Agreement has been negotiated, executed and delivered in the State of Georgia. Accordingly, the parties agree that the validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its choice of law principles. In any civil action by either party relating to this Agreement, the prevailing party will recover from and be reimbursed by the other party for all costs, reasonable attorneys' fees, and related expenses.

            13.3 This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            13.4 The section and paragraph headings of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            13.5 Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

            13.6 MLI expressly agrees that it will not sublicense any of the rights granted herein without obtaining the prior written approval of ADAM in its sole and absolute discretion. This Agreement and all rights of MLI contained herein are personal to MLI and are not assignable, in whole or in part, without ADAM's prior written consent (in its sole and absolute discretion.) Except as provided herein, any purported grant by MLI of an assignment or sublicense of any rights granted herein shall be void.

            13.7 ADAM will have the right to assign its rights and obligations hereunder (i) to any controlled subsidiary of ADAM, (ii) to any joint venture in which ADAM is a participant, (iii) to any entity which is the survivor of a merger of ADAM with or into such other entity, or (iv) to any acquiror of all or substantially all of the assets of ADAM.

            13.8 Words of inclusion shall not be construed as terms of limitation, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

            13.9 Any notice or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States Mail, certified or registered, return receipt requested, postage prepaid, and properly addressed to the party to whom such notice is intended to be given, at such address as that party may have previously furnished in writing, or to such party's last known address.

            13.10 Subject to the provisions of Paragraph 13.10 below, this Agreement constitutes the entire agreement of the parties relating to its subject matter, supersedes all prior oral or written understandings or agreements regarding the subject matter, and may not be amended, modified or canceled except by a written instrument executed by both MLI and ADAM.

            13.11(a) Any dispute, controversy or difference which may arise out of or in relation to or in connection with this Agreement, or with the interpretation of any part hereof, or for any breach hereof, shall be submitted to arbitration pursuant to the rules of the American Arbitration Association. All arbitration proceedings hereunder shall be conducted in Atlanta, Georgia at a site, date and time mutually acceptable to the parties.

            (b)   Arbitration proceedings hereunder shall be conducted by one
      (1) arbitrator chosen in the manner specified in this Paragraph 13.11. The party electing arbitration hereunder (the "Initiating Party") shall notify the other party (the "Responding Party") of such election in writing in accordance with the rules of the American Arbitration Association. Such notice shall include the name of an arbitrator selected by the Initiating Party from the list of arbitrators provided by the American Arbitration Association. Within thirty (30) days of receipt of the notice from the Initiating Party, the Responding Party will notify the Initiating Party either (i) that the Responding Party has accepted the arbitrator selected by the Initiating Party (in which case such arbitrator shall act as the Arbitrator hereunder), or (ii) specifying the name of an arbitrator selected by the Responding Party from the list provided by the American Arbitration Association. Within thirty (30) days of the selection of two arbitrators in accordance with the preceding provisions, the two arbitrators so selected will select a third arbitrator from the American Arbitration Association's list of arbitrators, and the third arbitrator so selected shall act as the sole arbitrator hereunder (the "Arbitrator")


            (c) The parties hereto agree to facilitate the arbitration proceeding by (i) making available to each other and to the Arbitrator for inspection and copying necessary documents, books, and records directly related to the dispute and those personnel under their control as the Arbitrator shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days, and (iii) observing strictly the time periods established by the American Arbitration Association Rules or by the Arbitrator for the submission of evidence and briefs. Information disclosed during the arbitration proceeding that is confidential or competitively sensitive will be disclosed in confidence to the arbitrators.

            13.12 Neither party will be in default by reason of any failure in performance of this Agreement if such failure arises, directly or indirectly, out of causes reasonably beyond the direct control or foreseeability of such party, including, but not limited to, acts of God or of the public enemy, fire, flood, epidemic, restrictions and/or strikes.

            13.13 Any failure by either party to detect, protest, or remedy any breach of this Agreement will not constitute a waiver or impairment of any such term or condition, or the right of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition. A waiver may only occur pursuant to the prior written express permission of an authorized officer of the other party.

            13.14 MLI acknowledges that each provision of this Agreement providing for the protection of ADAM's copyrights, proprietary information and other proprietary rights is material to this Agreement. The parties acknowledge that any threatened or actual breach of ADAM's copyrights or other proprietary rights by MLI will constitute immediate, irreparable harm to ADAM, for which equitable remedies may be awarded by a court of competent jurisdiction.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day first above written, whereupon it enters into full force and effect in accordance with its terms.

                                       J.S.K., INC., D/B/A MEDICAL-LEGAL
                                            ILLUSTRATIONS


                                       By:  /s/ John McLaugherty
                                          --------------------------------
                                       Name: John McLaugherty
                                            ------------------------------
                                       Title:  President
                                             -----------------------------

                                       A.D.A.M. SOFTWARE, INC.


                                       By:  /s/ Stephanie Calabrese
                                          --------------------------------
                                       Name:  Stephanie Calabrese
                                            ------------------------------
                                       Title: Editorial Manager
                                             -----------------------------

                                       By: /s/ Curtis Cain
                                          --------------------------------
                                       Name: Curtis Cain
                                            ------------------------------
                                       Title: CEO
                                             -----------------------------

                                   EXHIBIT A

                          A.D.A.M.(R) & SOFTWARE, INC.
                     LICENSE AND LIMITED WARRANTY AGREEMENT

CAREFULLY READ THIS LICENSE AND LIMITED WARRANTY AGREEMENT (this "Agreement") BEFORE YOU USE THIS PRODUCT. This is a legal agreement between you (either an individual or an entity) and A.D.A.M. Software, Inc. By using this Product, you agree to be bound by the terms and conditions of this Agreement. If you do not agree to the terms of this Agreement, do not use any of the contents of this Product, and return the Product and your receipt to the place you obtained the Product, within thirty days after you obtained the Product, for a full refund.

DEFINITIONS

The following definitions apply to the terms as they appear in this Agreement:

- - -        'You' and 'Your' refer to any person or entity that acquires or uses this Product.

- - -        'Content' means the digitally encoded illustrations, pictures, images, animations, video, sound, text and other materials (other than computer software programming) included with the Programs for use by or with the Programs, and the illustrations, pictures, images, animations and video recorded on the VCR tape included with this
         Product (if applicable).  Content also includes any modifications to the Content made in accordance with this Agreement.

- - -        'Legal Proceeding' means a lawsuit, arbitration, mediation, assertion or settlement of a legal claim, or similar legal proceeding.

- - -        'Legal Project' means (1) in the case of a lawyer, law firm or legal department, a collection of Content assembled or prepared by You solely for use by You in connection with Your legal representation of Your client in connection with a Legal Proceeding, or (2) in the case of a medical expert, a collection of Content assembled or prepared by You solely for use by You in connection with Your expert testimony in connection with a Legal Proceeding.

- - -        'Programs' means the computer software programs contained in this
         Product created by A.D.A.M. Software, Inc. or its suppliers.

- - -        'Product' means the Programs, Content (including the VCR tape recording of the Content included with this Product (if applicable)), documentation and other materials provided to You by A.D.A.M. Software, Inc.

- - -1-

LICENSE

You are obtaining limited rights to use this Product subject to the terms of this Agreement. A.D.A.M. Software, Inc. or its suppliers retain ownership of
(1) the Product and any copies You make of the Product or any part of the Product, and (2) any intellectual properties related to the Product.


PERMITTED USES OF THE PROGRAMS


A.D.A.M. Software, Inc. grants You a limited license to use the Programs as follows. You may:

- - -        make a copy of the Programs on a storage device solely for execution on one computer at a time;

- - -        load a copy of the Programs in the memory of one computer for use with that computer by one person at a time; and

- - -        make a copy of the Programs for archival purposes only.


PERMITTED USES OF THE A.D.A.M. CONTENT

A.D.A.M. Software, Inc. grants You a limited license to use the Content as follows. You may:

- - -        copy and modify portions of the Content solely in the creation of Legal
         Projects;

- - -        produce a reasonable number of printed copies of a Legal Project which includes Content, solely for distribution to participants in a Legal
         Proceeding (such as Your client, jury members, judges, opposing counsel, arbitrators, or mediators) in which You are providing legal representation to Your client, or in which you are providing expert testimony.

- - -        make a videotape recording of Content, and a reasonable number of copies of such videotape, solely for use by You in connection with Your legal representation of Your client in a Legal Proceeding or Your provision of expert testimony in a Legal Proceeding; and

- - -        make live presentations of the Content through use of a video display terminal or an electronic video projection device, solely in connection with a Legal Proceeding or a presentation to a continuing legal education seminar or similar professional gathering.

All copies You make of Content, regardless of the form of such copies, must bear and prominently display A.D.A.M. Software, Inc.'s copyright notice in the following form: "Copyright 1995


- - -2-

A.D.A.M. Software, Inc. All Rights Reserved." A.D.A.M. Software, Inc. reserves, and You hereby grant to A.D.A.M. Software, Inc., the right to review all such copies to verify compliance with this Agreement.


PROHIBITED USES

You may not use, copy or distribute the Programs, the Content, or the documentation contained in this Product, except as expressly authorized above in this Agreement or permitted in writing signed by an authorized representative of A.D.A.M. Software, Inc. Without limiting the generality of the foregoing statement, You may not:

- - -        reverse engineer, disassemble or decompile the Programs or in any way attempt to discover or reproduce the codes, techniques, formats, concepts, methods, ideas and information contained in or used to create the Programs;

- - -        export the Product or any portion thereof to any person or entity in violation of the United States Export Administration Act;

- - -        broadcast or televise any of the Content or Legal Projects containing or based upon the Content;

         distribute the Programs, Content, or Legal Projects containing or based upon the Content;

- - -        sell the Programs, Content, or Legal Projects containing or based upon the Content; or

- - -        make or export copies of the Content, or any portion thereof, for use with other computer programs except in the course of creating a Legal Project.



GOVERNMENT END USERS

The Product qualifies as commercial computer software for purposes of FAR 52.227-19 and DFARS 52.227.7013. Accordingly, if the Product is acquired by a civilian government agency, it is furnished with only the minimum Restricted Rights provided by FAR 52.227-19. If the Product is acquired by a military agency, it is furnished with only the minimum Restricted Rights provided by DFARS 52.227-7013(c)(1)(ii). Contractor/manufacturer is A.D.A.M. Software, Inc.





- - -3-

TERMINATION

This Agreement and Your rights to use the Product terminate automatically if you violate any part of this Agreement. In the event of termination, you must immediately destroy all copies of the Product or return the Product to A.D.A.M. Software, Inc.


LIMITED WARRANTY

A.D.A.M. Software, Inc. warrants that the media on which the Product is distributed will be free from defects in materials and workmanship and the Programs will substantially conform to published specifications and to the documentation, provided the Programs are used on the computer hardware and with the operating systems for which they were designed. If the Product falls to comply with this limited warranty, A.D.A.M. Software, Inc. will replace the media or, at A.D.A.M. Software, Inc.'s option, make a reasonable effort to correct any nonconformities in the Programs. You must, however, return Your original media, along with a copy of your paid invoice, to A.D.A.M. Software, Inc. or its authorized representative within 90 days of the date you received the Product. If A.D.A.M. Software, Inc. is unable to correct defective media or nonconformities in the Programs, A.D.A.M. Software, Inc. will refund the price You paid for this Product. The refund will satisfy all of Your claims under this limited warranty. This limited warranty shall continue for any replacement Product for the rest of the original 90-day warranty period or for 30 days from the date You receive the replacement, whichever is longer. A.D.A.M. Software, Inc.'s liability to You for actual damages for any cause whatsoever, and regardless of the form of the action, will be limited to the money paid for the Product.

A.D.A.M. Software, Inc. does not warrant that the Product is free from all errors and omissions or that the functions contained in the Product will meet your requirements.

A.D.A.M. Software, Inc. does not recommend, advise or suggest that any physician or other health care provider use the Product as a resource for diagnostic or educational purposes. A.D.A.M. Software, Inc. does not warrant the A.D.A.M. Content meets any particular standard.

EXCEPT AS SPECIFICALLY SET FORTH ABOVE, A.D.A.M. SOFTWARE, INC. AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS, AND YOU MAY HAVE OTHER RIGHTS, WHICH VARY FROM STATE TO STATE.





- - -4-

EXCEPT AS SPECIFICALLY SET FORTH ABOVE, A.D.A.M. SOFTWARE, INC. AND ITS SUPPLIERS WILL IN NO EVENT BE LIABLE FOR ANY DAMAGES WHATSOEVER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, EITHER DIRECT OR INDIRECTLY INCLUDING BUT NOT LIMITED TO LOSS OF BUSINESS PROFITS, INCOME OR USE OF DATA. SOME STATES DO NOT ALLOW EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES; THUS, LIMITATIONS IN THIS AGREEMENT MAY NOT APPLY TO YOU.


GENERAL

Nothing in this Agreement or the Product shall be deemed as a certification or endorsement of Legal Projects or other material prepared by You, and You shall not make any statements or representations to the contrary. This Agreement constitutes the entire agreement and supersedes any prior agreement between A.D.A.M. Software, Inc. and You concerning the Product. A.D.A.M. Software, Inc. is not bound by any provision of any purchase order, or other document, unless A.D.A.M. Software, Inc. specifically amends this Agreement. This Agreement cannot be amended, modified, or waived, unless the change is written and signed by an authorized corporate officer of A.D.A.M. Software, Inc. This Agreement is governed by the laws of the State of Georgia, without regard to conflict of law principles.


TRADEMARK AND COPYRIGHT INFORMATION

The computer software and Content described in this Agreement are copyrighted, with all rights reserved.

(C)1995 A.D.A.M. Software, Inc.
1600 RiverEdge Parkway, Suite 800
Atlanta, GA USA 30328

A.D.A.M.(R) is a trademark of A.D.A.M. Software, Inc.

Windows(TM) is a trademark of Microsoft Corporation.

Macintosh(R) is a registered trademark of Apple Computer, Inc.





- - -5-

                                   EXHIBIT B

                         PROPOSED PRODUCT SPECIFICATION

                                   EXHIBIT C

                                     LOGO, TRADEMARK & IMAGERY GUIDELINES A4

            TRADEMARK GUIDELINES



         These guidelines are for A.D.A.M. resellers, distributors and business partners who wish to use the A.D.A.M. Software, Inc. trademark in promotional, instructional or reference materials. Please refer to these Guidelines and to the A.D.A.M. Marketing Department to be sure you are using A.D.A.M. product and company marks in an authorized manner.

         "A D.A.M." vs. "A.D.A.M. Software, Inc." "A.D.A.M. Software, Inc." is the correct company name, and the full name should be used whenever referring to the company. Although in the past the name "A.D.A.M." referred to the initial product which was sold by the company, all A.D.A.M. products now have specific names. The name "A.D.A.M." therefore should only be used as an adjective, such as "A.D.A.M. products, A.D.A.M. employees, A.D.A.M. distributors, etc." It is a challenge to differentiate our product line in the marketplace, and the best way to do this is through consistency in our terminology.

         Using the A.D.A.M. Trademark. Only A.D.A.M. Software, Inc. and parties authorized in writing may use the A.D.A.M. trademark in products, advertising or sales displays. "A.D.A.M." may only be used to denote A.D.A.M. products. You may not use "A.D.A.M." in the name of any other computer-related product, company or store.

         Correct uses of the "R"and "TM" Symbols. The registered trademark symbol (R) should appear whenever the "A.D.A.M." name is used. This includes references to both the company and its products. The "(R)" should also be present at the end of the "A.D.A.M. Scholar Series" name. The trademark symbol (TM) should appear after the "A.D.A.M. The Inside Story" and "Nine Month Miracle" names.

         PLEASE SEE "CORRECT (R) AND(TM) PLACEMENT" AT THE END OF THIS SECTION FOR A COMPLETE LIST SHOWING ALL A.D.A.M. NAMES.

         When they are printed within a promotional piece or advertisement, the general rule-of-thumb is to use the (R) or (TM) with the first appearance of the appropriate A.D.A.M. name. It does not need to be present in the headline of your promotional piece if the first appearance happens to be there. In such cases, you may put the (R) or
         (TM) with the first appearance in the body copy. Additionally, whenever and A.D.A.M. product name is printed, it should be in italics (both the word "A.D.A.M." and the accompanying product name). This helps to set it off from the other body copy.

E6023-2           (C)Copyright 1995 A.D.A.M. Software, Inc. All rights reserved.

                                       LOGO, TRADEMARK & IMAGERY GUIDELINES - A5

USE A CREDIT LINE. Your credits (the fine-print) should state that the A.D.A.M. trademarks and logos you have used belong to A.D.A.M. Software, Inc. (See Examples G & H).

     "A.D.A.M" AND "THE A.D.A.M. SCHOLAR SERIES" ARE REGISTERED TRADEMARKS
      OF A.D.A.M. SOFTWARE, INC. (C) COPYRIGHT 19__.  ALL RIGHTS RESERVED.

                                  (Example G)

  "A.D.A.M" IS A REGISTERED TRADEMARK AND "NINE MONTH MIRACLE" IS A TRADEMARK
       OF A.D.A.M. SOFTWARE, INC. (C) COPYRIGHT 19__. ALL RIGHTS RESERVED.

                                  (Example H)

Credit lines should be placed with the copyright information or at the bottom of advertisements.

MISUSE of THE A.D.A.M. TRADEMARKS. The A.D.A.M. trademarks hold valuable property rights. If You misuse them, you may be in breach of your written agreements with A.D.A.M. Software, Inc. and you may be liable for trademark infringement. If you have any questions, talk to your A.D.A.M. channel representative or the A.D.A.M. Marketing Department at +1-404-980-0888, or refer to your contract.





E6023-2              Copyright 1995 A.D.A.M. Software, Inc. All rights reserved.